As filed with the Securities and Exchange Commission on March 4, 2011

Registration No. 333-87934

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Martek Biosciences Corporation

(Exact name of registrant as specified in its charter)

Delaware	52-1399362
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or Organization)

6480 Dobbin Road

Columbia, Maryland 21045

(410) 740-0081
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steve Dubin

Chief Executive Officer
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045

(410) 740-0081

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Michael J. Silver

William I. Intner

Hogan Lovells US LLP

100 International Drive - Suite 2000

Baltimore, Maryland 21202

(410) 659-2700

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-3 relates to the Registration Statement on Form S-3 (333-87934), filed with the Securities and Exchange Commission on May 9, 2002 (the “Registration Statement”) by Martek Biosciences Corporation, a Delaware corporation (the “Company”).  The Registration Statement was amended by an Amendment, filed on May 20, 2002.  The Registration Statement registered the sale of up to 1,776,306 shares of the Company’s common stock, par value $0.10 per share, and the Series A Preferred Share Purchase Rights attached thereto.

On February 25, 2011, pursuant to an Agreement and Plan of Merger dated December 20, 2010,  between the Company, Koninklijke DSM N.V., and Greenback Acquisition Corporation, an indirect wholly-owned subsidiary of Koninklijke DSM N.V. (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, state of Maryland, on March 4, 2011.

MARTEK BIOSCIENCES CORPORATION

By:	/s/ Steve Dubin
	Name:	Steve Dubin
	Title:	Chief Executive Officer